Exhibit 23.1

The reverse stock split described in Note 2 to the financial statements has not been consummated at January 23, 2015. When it has been consummated, we expect to be in a position to furnish the following consent.

/s/ PricewaterhouseCoopers LLP

San Jose, California

January 23, 2015

“CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Carbylan Therapeutics, Inc. of our report dated September 18, 2014, except with respect to our opinion on the financial statements insofar as it relates to the reverse stock split described in Note 2 as to which the date is                      , relating to the financial statements of Carbylan Therapeutics, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

San Jose, California”